Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the filing and incorporation by reference of our audit letter as of December 31, 2020, included in or made part of this Report on Form 8-K/A for the year ended December 31, 2020. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our audit letter as of December 31, 2020, and references thereto, into Devon Energy Corporation’s Registration Statements on Form S-8 (File Nos. 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333-159796, 333-179181, 333-182198, 333-204666, 333-218561 and 333-249859) and Form S-3 (File No. 333-236951).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
Name:	C.H. (Scott) Rees III, P.E.
Title:	Chairman and Chief Executive Officer

Dallas, Texas

February 17, 2021